UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

FORM 8-K
________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 13, 2014

ASTEA INTERNATIONAL INC.
(Exact name of registrant as specified in charter)

Delaware	0-26330	23-2119058
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

240 Gibraltar Road
Horsham, Pennsylvania 19044
(Address of principal executive offices)

(215) 682-2500
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 13, 2014, Astea International Inc., a Delaware corporation (the “Company”), and certain of the Company’s subsidiaries (collectively, the “Borrowers”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank (“SVB”).

The Loan Agreement established a revolving credit facility for the Borrowers in the principal amount of up to $3,000,000 (the “Revolving Facility”).  Availability under the Revolving Facility is tied to a borrowing base formula that is based on 80% of the Borrowers’ eligible accounts receivable.  Advances under the Revolving Facility (the “Advances”) may be repaid and reborrowed in accordance with the Loan Agreement.  No advances were made at closing.  Pursuant to the Loan Agreement, the Borrowers agreed to pay to SVB the outstanding principal amount of all Advances, the unpaid interest thereon, and all other obligations incurred with respect to the Loan Agreement on June 13, 2016.  Interest will accrue on the unpaid principal balance of the Advances at a floating per annum rate equal to the greater of: (i) 2.00% above the prime rate or (ii) 5.25%; provided, that, after the first anniversary of the effective date of the Loan Agreement and following the initial Advance, the minimum interest amount due per month shall not be less than $4,500.  During an event of default the rate of interest will increase 3% above the otherwise applicable rate, until such event of default is cured or waived.  All accrued and unpaid interest is payable monthly on the last calendar day of each month.

Subject to certain exceptions, the Loan Agreement contains covenants prohibiting the Borrowers from, among other things: (a) conveying, selling, leasing, transferring or otherwise disposing of their properties or assets; (b) liquidating or dissolving; (c) engaging in any business other than the business currently engaged in or reasonably related thereto; (d) entering into any merger or consolidation, or acquiring all or substantially all of the capital stock or property of another entity; (e) becoming liable for any indebtedness; (f) allowing any lien or encumbrance on any of their property; and (g) paying any dividends; and (i) making payment on subordinated debt.  Further, the Borrowers must (i) achieve certain  minimum positive net income targets through December 31, 2015; and (ii) maintain a minimum “adjusted quick ratio,” tested as of the last day of each month, of at least 1.25:1.00.  The adjusted quick ratio is the ratio of (a) the Borrowers’ consolidated, unrestricted cash plus net booked accounts receivable to (b) the Borrowers’ liabilities to SVB plus, without duplication, the aggregate amount of the Borrowers’ liabilities that mature within 1 year, minus the current portion of deferred revenue.

The Loan is secured by a first priority perfected security interest in substantially all of the assets of the Borrowers, excluding the intellectual property of the Borrowers.  The Loan Agreement contains a negative covenant prohibiting the Borrowers from granting a security interest in their intellectual property to any party.

The foregoing is only a summary of the Loan Agreement and does not purport to be complete.  This summary is qualified in its entirety by reference to the full text of the Loan Agreement, which is attached hereto as Exhibit 10.1, and is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

On June 13, 2014, the Company issued a press release announcing the signing of the Loan Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

	Exhibit Number	Description of Exhibit
10.1
Loan and Security Agreement, dated as of June 13, 2014, by and among Astea International Inc., Network Data, Inc., Virtual Service Corporation, FC Acquisition Corp., Astea (UK) Limited and Silicon Valley Bank.

	99.1	News release disseminated on June 13, 2014 by the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTEA INTERNATIONAL INC.

Date:	June 16, 2014	By:	/s/ Rick Etskovitz
		Name:	Rick Etskovitz
		Title:	Chief Financial Officer